CONSULTING AGREEMENT

This Agreement is made as of June 28, 2018 (the “Effective Date”), between PURE Bioscience, Inc. (the “Company”) and William Otis (the “Consultant”), and together (the “Parties”) hereby enter into this Agreement on the terms set forth below.

WHEREAS Consultant has expertise in the areas of food science, food safety and food processing; and

WHEREAS the Company desires to employ the services of Consultant in these areas of expertise;

Now, Therefore the Company wishes to retain the Consultant in a consulting capacity and the Consultant desires to perform such consulting services.

Accordingly, the parties agree as follows:

1.	Services. The field of interest for consulting hereunder is relating to implementation of the Company’s antimicrobial in the food science, food safety, food service and food processing industries (with a specific focus on poultry). Consultant will assist the Company in preparing its business development, marketing and sales plans relating to the field of interest as requested by the Company. The Company also engages Consultant during the term to advise the Company on its product and application development plans and to introduce the Company to potential customers and corporate, manufacturing and distribution partners for various food processing applications.

2.	Term. The term of this Agreement will begin on the Effective Date and the Agreement will terminate (3) years following the said Effective Date.

3.	Termination. This Agreement may be terminated by either party at any time upon 30 days’ notice to the other party.

4.	Consideration. In consideration for the services provided by Consultant under the terms of this Agreement, Consultant shall be compensated as set forth below:

●	Fee. The Company shall pay Consultant $100 per hour for work performed from the Effective Date of this Agreement until Termination or the end of the Term.

●	Expenses. The Company will reimburse direct expenses incurred by the Consultant in connection with the Company-related business such as, but not limited to, travel expenses provided that all such expenses are pre-approved by the Company.

●	Equity. In addition, as consideration for the retention of Consultant and his services under this Agreement, Consultant shall continue to be deemed to be providing “Services” to the Company while serving as a Consultant pursuant to this Agreement. As a result, Consultant will continue to vest in accordance with the terms of his outstanding equity awards to purchase shares of the Company’s Common Stock (collectively, the “Equity Awards”) as long as he continues to serve as a Consultant of the Company pursuant to the terms of this Agreement. Additionally, Consultant’s period to exercise or settle his vested Equity Awards, if any, shall extend in accordance with the terms of his Equity Awards as a result of his continued Services to the Company pursuant to this Agreement.

5.	Confidentiality.

●	The Consultant acknowledges that, during the course of performing services hereunder, the Company will be disclosing information to the Consultant, and the Consultant will be developing information related to business development, inventions, projects, products, potential customers, personnel, business plans, and finances, as well as other commercially valuable information (collectively “Confidential Information”). The Consultant acknowledges that the Company’s business is extremely competitive; dependent in part upon the maintenance of secrecy, and that any disclosure of the Confidential Information would result in serious harm to the Company.

●	The Consultant agrees that the Confidential Information will be used by the Consultant only in connection with consulting activities hereunder, and will not be used in any way that is detrimental to the Company.

●	The Consultant agrees not to disclose, directly or indirectly, the Confidential Information to any third person or entity, other than representatives or agents of the Company. The Consultant will treat all such information as confidential and proprietary property of the Company.

●	The term “Confidential Information” does not include information that (i) is or becomes generally available to the public other than by disclosure in violation of this Agreement, (ii) was within the relevant party’s possession prior to being furnished to such party, (iii) becomes available to the relevant party on a non-confidential basis, or (iv) was independently developed by the relevant party without reference to the information provided by the Company.

●	The Consultant may disclose any Confidential Information that is required to be disclosed by law, governmental regulation or court order. If disclosure is required, the Consultant will give the Company advance notice so that the Company may seek a protective order or take other action reasonable in light of the circumstances.

●	Upon termination of this Agreement, the Consultant will promptly return to the Company all materials containing Confidential Information as well as data, records, reports and other property, furnished by the Company to the Consultant or produced by the Consultant in connection with services rendered hereunder, together with all copies of any of the foregoing. Notwithstanding such return, the Consultant shall continue to be bound by the terms of the confidentiality provisions contained in this Section 5 in perpetuity after the termination of this Agreement.

●	The Consultant acknowledges that the Company is a publicly traded company in the United States, and that the Consultant may not trade in the Company’s common stock when in possession of material, non-public information.

●	Neither party may disclose the existence of any negotiations, discussions or consultations in progress between the parties to any person, firm or business or to any form of public media without the prior written approval of the other party.

●	Inventions: The Company is and shall be, the sole and exclusive owner of all right, title and interest throughout the world in and to all the results and proceeds of the Services performed under this Agreement, including all patents, copyrights, trademarks, trade secrets and other intellectual property rights (collectively “Intellectual Property Rights”) therein. Consultant shall make full and prompt disclosure to the Company of any inventions or processes, as such terms are defined in 35 U.S.C. § 100 (the “Patent Act”), made or conceived by Consultant alone or with others during the Term, whether or not such inventions or processes are patentable or protected as trade secrets and whether or not such inventions or processes are made or conceived during normal working hours or on the premises of the Company. Consultant shall not disclose to any third party the nature or details of any such inventions or processes without the prior written consent of the Company.

●	In addition to the confidentiality obligations codified above, the Parties shall not during the term of this agreement or for five years after its conclusion or termination, in any way disparage one another in the market place, or otherwise. In no event during the referenced time frame shall consultant seek directly or indirectly to undermine the reputation of the Company, its management or especially its products.

6.	Use of Name. It is understood that the name of the Consultant and Consultant’s affiliation with any third party will appear in disclosure documents required by securities laws, and in other regulatory and administrative filings in the ordinary course of the Company’s business. The Company may also use Consultant’s name in news releases and corporate materials. The above-described uses will be deemed to be noncommercial uses. The name of the Consultant or any third party will not be used for any commercial purpose without the Consultant’s consent.

7.	No Conflict. Valid and Binding. The Consultant represents that neither the execution of this Agreement nor the performance of the Consultant’s obligations under this Agreement will result in a violation or breach of any other agreement by which the Consultant is bound. The Company represents that this Agreement has been duly authorized and executed and is a valid and legally binding obligation of the Company, subject to no conflicting agreements.

8.	Notices. Any notice provided under this Agreement shall be in writing and shall be deemed to have been effectively given (i) upon receipt when delivered personally or (ii) one day after sending when sent by private express mail service (such as Federal Express) to the following address or to other such address as may have been designated by the Company or the Consultant by notice to the other given as provided herein:

●	In the case of the Company:

PURE Bioscience

1725 Gillespie Way

El Cajon, CA 92020

(619) 596-8600, Ext. 100

Attn: Chief Executive Officer

●	In the case of the Consultant:

William Otis

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9.	Independent Contractor: Withholding. The Consultant will at all times be an independent contractor, and as such will not have authority to bind the Company. The Company shall not control the manner or means by which the Consultant shall perform the Services, including but not limited to the time and place the Consultant performs the Services. Consultant shall not enter into any agreements or incur any obligations on behalf of the Company. Consultant will not be eligible under this Agreement to participate in any vacation, group medical or life insurance, disability, profit sharing or retirement benefits or any other fringe benefits or benefit plans offered by the Company to its employees, and the Company will not be responsible for withholding or paying any income, payroll, Social Security or other federal, state or local taxes, making any insurance contributions, including unemployment or disability, or obtaining worker’s compensation insurance on Consultants behalf. Consultant shall be responsible for, and shall indemnify the Company against, all such taxes or contributions, including penalties and interest. Any persons employed by Consultant in connection with the performance of the Services shall be Consultant’s employees and Consultant shall be fully responsible for them.

10.	Assignment. Due to the personal nature of the services to be rendered by the Consultant, the Consultant may not assign this Agreement. The Company may assign all rights and liabilities under this Agreement to a subsidiary or an affiliate or to a successor to all or a substantial part of its business and assets without the consent of the Consultant. Subject to the foregoing, this Agreement will inure to the benefit of and be binding upon each of the heirs, assigns and successors of the respective parties.

11.	Severability. If any provision of this Agreement shall be declared invalid, illegal or unenforceable, such provision shall be severed and the remaining provisions shall continue in full force and effect.

12.	Remedies. The Consultant acknowledges that, due to the unique nature of the Pure Technology, the unauthorized use, transfer or disclosure of the Pure Technology shall cause irreparable harm and significant injury to the Company, the extent of which will be difficult to ascertain and for which there shall be no adequate remedy at law. Accordingly, Consultant further acknowledges that Company, in addition to any other available remedies, shall have the right to an immediate injunction and other equitable relief enjoining any breach or threatened breach of this Agreement, without the necessity of posting any bond or other security.

13.	Indemnification. Consultant shall defend, indemnify and hold harmless the Company and its affiliates and their officers, directors, employees, agents, successors and permitted assigns from and against all losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind (including reasonable attorneys’ fees) arising out of or resulting from: (a) any contracted illness, bodily injury, death of any person or damage to real or tangible, personal property resulting from Consultants acts or omissions; and (b) Consultants breach of any representation, warranty or obligation under this Agreement.

14.	Insurance. Consultant assumes all risk and liability related to performing the Services required under this Agreement. During the Term, Company recommends Consultant maintain adequate workers’ compensation, commercial general liability, errors and omissions, and other forms of insurance, with policy limits sufficient to protect and indemnify the Company and its affiliates, and each of their officers, directors, agents, employees, subsidiaries, partners, members and controlling persons, from any losses resulting from you or your agents, servants or employees conduct, acts, or omissions.

15.	Other Business Activities. Consultant may be engaged or employed in other business, trade, profession or other activity while providing services to the Company.

16.	Governing Law; Entire Agreement; Amendment. This Agreement shall be construed in accordance with, and governed by, the laws of California. Any action related to this agreement, including but not limited to its interpretation or enforcement shall be brought exclusively in the Superior Court of California in and for the County of San Diego. All parties acknowledge that said court has subject matter and personal jurisdiction in this matter and that it is a convenient forum for all concerned. This Agreement represents the entire understanding of the parties, supersedes all prior agreements between the parties, and may only be amended in writing.

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IN WITNESS WHEREOF, this Agreement may be executed in counterparts, each of which shall constitute an original and all of which together shall constitute one instrument, effective as of the date first above written.

William Otis

By:	/s/ William Otis
Name:	William Otis

PURE BIOSCIENCE, INC.

By:	/s/ Hank Lambert
Name:	Hank Lambert
Title:	Chief Executive Officer

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